Exhibit 4.7

PERSONAL

Clay Brendish
The Stables
Horseshoe House
London Road
Sunninghill
Ascot
Berkshire
SL5 7SE

21 June 2005

Dear Clay,

I am writing to confirm that the Board has agreed to extend your appointment for three years from 1 September 2005. Your appointment will continue in all other respects on the terms set out in your letter of appointment dated 16 December 2003 including, in particular, that either you or the Board may give the other at least three months’ written notice to terminate the appointment at any time.

Please sign the attached copy of this letter to confirm your acceptance of this extension on the above terms and return the copy to me.

Yours sincerely,

/s/ Larry Stone

L W STONE

To:	Larry Stone
Company Secretary

I accept this extension of my appointment on the above terms.

/s/ Clay Brendish	27th June 2005

Clay Brendish	Date

Larry Stone Company Secretary BT Group BT Centre 81 Newgate Street London EC1A 7AJ United Kingdom	tel fax mob e-mail	+44 (0)20 7356 5237 +44 (0)20 7356 6135 +44 (0)7740 136290 larry.stone@bt.com	BT Group plc Registered Office: 81 Newgate Street, London EC1A 7AJ Registered in England and Wales no. 4190816 www.bt.com